Exhibit 99.1

FOR IMMEDIATE RELEASE

CLEVELAND BIOLABS ANNOUNCES RESULTS OF SPECIAL MEETING OF STOCKHOLDERS AND REVERSE STOCK SPLIT

Buffalo, NY – January 27, 2015 – Cleveland BioLabs, Inc. (NASDAQ:CBLI) today announced that at a special meeting of stockholders held on January 27, 2015, stockholders authorized the Company’s Board of Directors to effect a reverse stock split of the Company’s common stock at a ratio in the range of 1:2 to 1:20.

The Board of Directors thereafter approved the filing of a Certificate of Amendment to the Certificate of Incorporation of the Company with the Delaware division of Corporations effecting a 1 for 20 reverse stock split of the common stock of the Company. The reverse stock split is intended to increase the per share trading price of the Company’s common stock to satisfy the $1.00 minimum bid price requirement for continued listing on the NASDAQ Capital Market. Notwithstanding the reverse stock split, there can be no assurance that the Company will be able to regain compliance with the minimum bid price or other NASDAQ continued listing requirements or maintain its listing.

Trading of the Company’s common stock on the NASDAQ Capital Market will continue, on a split-adjusted basis, with the opening of the markets on Wednesday, January 28, 2015, under new CUSIP number 185860202. Shares of the Company’s common stock will continue to trade under the symbol “CBLI.” Immediately following the reverse stock split, there will be approximately 2.9 million shares of the Company’s common stock issued and outstanding, with no change in the nominal par value per share of $0.005. No fractional shares will be issued as a result of the reverse split. A holder of record of Common Stock on the effective date of the reverse split who would otherwise be entitled to a fraction of a share, shall, in lieu thereof, be entitled to receive one full share.

The Company’s transfer agent, Continental Stock Transfer and Trust Company will act as its exchange agent for the reverse split. Continental will provide registered shareholders of record as of the effective date a letter of transmittal providing instructions for the exchange of shares. Shareholders owning shares via a broker or other nominee will have their positions automatically adjusted to reflect the reverse stock split, subject to brokers’ particular processes, and will not be required to take any action in connection with the reverse stock split.

For more information regarding the Company’s reverse stock split, please refer to the definitive proxy statement filed by the Company with the Securities and Exchange Commission on Schedule DEF 14A on December 10, 2014. The definitive proxy statement is available online on the company’s Investor website page (http://irdirect.net/CBLI/corporate_overview) under the SEC Filings tab.

About Cleveland BioLabs

Cleveland BioLabs, Inc. is an innovative biopharmaceutical company seeking to develop first-in-class pharmaceuticals designed to address diseases with significant medical need. The company’s lead product candidates are entolimod, which is being developed as radiation countermeasure and a potential cancer treatment, and Curaxin CBL0137, our lead oncology product candidate. The company conducts business in the United States and in the Russian Federation through our three operating subsidiaries, Incuron, LLC, BioLabs 612, LLC and Panacela Labs, Inc. The company maintains strategic relationships with the Cleveland Clinic, Roswell Park Cancer Institute, and the Children’s Cancer Institute Australia. To learn more about Cleveland BioLabs, Inc., please visit the Company’s website at http://www.cbiolabs.com.

This press release contains certain forward-looking information about Cleveland BioLabs that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are statements that are not historical facts. Words such as “will,” “intended to,” “continue” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements regarding the Company’s ability to meet and maintain the $1.00 minimum bid price required for continued listing on the NASDAQ Capital Market following the reverse stock split and the Company’s ability to maintain its listing on the NASDAQ Capital Market generally. All of such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the control of the Company, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements.

These risks and uncertainties include, among others, the Company’s failure to successfully and timely develop existing and new products; the Company’s collaborative relationships and the financial risks related thereto; the risks inherent in the early stages of drug development and in conducting clinical trials; the Company’s ability to comply with its obligations under license agreements; the Company’s inability to obtain regulatory approval in a timely manner or at all; the Company’s history of operating losses and the potential for future losses, which may lead the Company to not be able to continue as a going concern. Some of these factors could cause future results to materially differ from the recent results or those projected in forward-looking statements. See also the “Risk Factors” and “Forward-Looking Statements” described in the Company’s periodic filings with the Securities and Exchange Commission.

Contact:

Rachel Levine, Vice President, Investor Relations

Cleveland BioLabs, Inc.

T: (917) 375-2935

E: rlevine@cbiolabs.com

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